For Immediate Release

THE ANDERSONS, INC. AND AMERICAN AGRISURANCE, INC. ANNOUNCE
AGRI PARTNERS MARKETING SERVICE

        (COUNCIL BLUFFS, IA, August 27, 2002). American Agrisurance, Inc.® (AmAg®) and The Andersons, Inc., Maumee, OH (NASdaq: ANDE), today announced the renewal of a licensing agreement for The Andersons’ Crop Revenue Profiler® software program, and the introduction of a new partnership agreement to deliver The Andersons’ Agri Partnerssm Marketing Programs.

        The fee-based Agri Partnerssm Marketing Programs provide an array of marketing and risk management tools designed to help today’s progressive farmer manage production and market risk with the goal of dependable profitability. The programs offer a choice of three service levels with increasingly robust analysis and management tools, including Crop Revenue Profiler. The Crop Revenue Profiler software program is designed to help farmers see the impact of crop insurance and marketing decisions before the decisions are implemented. The proprietary software program was developed by The Andersons Ag Software, Inc., a wholly owned subsidiary of The Andersons, Inc. and licensed to AmAg.

        Mike Anderson, President and CEO of The Andersons, says the ultimate goal is to provide farmers across the country with marketing tools, education, strategy and implementation necessary for operating profitably in the long term. “Agri Partners Marketing Programs, working with AmAg agents and using Crop Revenue Profiler, allows farmers to develop and execute a risk management plan in an informed and progressive fashion.”

        According to Gene R. Grimsley, AmAg Senior Vice President of Marketing, “AmAg has enjoyed much success with offering The Andersons’ Crop Revenue Profiler software program. Our agents and the American farmer recognize the value this type of program brings to the overall success of their farming operations.”

        These two agreements leverage The Andersons’ 55 years of expertise in crop marketing and AmAg’s reach as the nation’s largest crop insurance company. They also afford both companies the potential for strategic growth in their respective market segments.

        “Continuing and growing the relationship between AmAg and The Andersons is a good fit for both companies,” Anderson explained. “AmAg’s approach to crop insurance and its focus on risk management are similar to The Andersons’ philosophy and approach to agricultural risk management.” Grimsley agrees, adding “Partnering with The Andersons to offer this program to today’s agribusinesses is a logical next step for AmAg, as it will allow us to focus on the important role total risk management plays in the success of the farming operation. It also opens the door to additional AmAg products and services.”

About American Agrisurance, Inc. (AmAg)

        Recognized as an industry leader in providing innovative products and services, the company is headquartered in Council Bluffs, Iowa, and represents the nation’s largest agricultural risk management company. AmAg is a subsidiary of Acceptance Insurance Companies Inc. (AICI), a holding company founded in 1969 that focuses on providing agricultural risk management products and services in the United States. AICI is a publicly traded company on the New York Stock Exchange, under the symbol AIF (NYSE: AIF). The company is a “B++” (very good) rated company by A.M. Best.

About The Andersons, Inc.

        The Andersons, Inc. is a respected leader and prominent regional player in grain merchandising. Its strong position in this basic business has allowed the company to diversify into other agribusiness operations, railcar leasing, turf care product manufacturing and distribution, and general merchandise retailing. The company has been in operation since 1947. The Andersons, Inc. can be found online at http://www.andersonsinc.com.

Contacts:

Gene R. Grimsley
Senior Vice President of Marketing
American Agrisurance, Inc.
712.325.5811
ggrimsley@amag.com

Gary Smith
Vice President, Finance & Treasurer
The Andersons, Inc.
419.891.6417
gary_smith@andersoninc.com